UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 31, 2006

TC PipeLines, LP

(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

110 Turnpike Road, Suite 203 Westborough, Massachusetts		01581
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (508) 871-7046

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

$310 Million Unsecured Credit Agreement

On March 31, 2006, TC PipeLines, LP (the “Partnership”) entered into an unsecured credit agreement for a $310 million credit facility (the “Credit Facility”) with Citigroup Global Markets Inc. and UBS Loan Finance LLC (“UBS”), as joint lead arrangers and joint book managers, Citicorp North America, Inc., as administrative agent and a lender, UBS, as syndication agent and a lender, Mizuho Corporate Bank, Ltd. and Bank of Tokyo-Mitsubishi UFJ., as co-documentation agents and lenders, and SunTrust Bank, as a lender. The Credit Facility will be used to pay the cash portion of the purchase price in connection with the Partnership’s acquisition of an additional 20% general partnership interest in Northern Border Pipeline Company (the “Acquisition”) pursuant to a partnership interest purchase and sale agreement dated as of December 31, 2005 by and between TC PipeLines Intermediate Limited Partnership, a wholly-owned subsidiary of the Partnership, and Northern Border Intermediate Limited Partnership and $10 million in transaction costs payable in connection with the Acquisition. The Acquisition is expected to close in the second quarter of 2006.

The Credit Facility has a term of two years and all amounts outstanding under the Credit Facility will be due and payable on March 31, 2008.

Borrowings under the Credit Facility will bear interest based, at the Partnership’s election, on the London interbank offered rate (“LIBOR”) or the base rate plus, in either case, an applicable margin. The base rate will equal the higher of Citibank’s base rate or 0.5% above the federal funds rate. The applicable margin is based on the Partnership’s leverage ratio. The applicable margin ranges between 0.875 and 1.250% for LIBOR loans and between 0% and 0.250% for base rate loans. The applicable margin increases by 0.125% per annum on March 31, 2007 and further increases by 0.25% per annum on September 30, 2007.

The credit agreement includes usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers, asset sales and material changes in the business of the Partnership or its subsidiaries. The credit agreement also requires the Partnership to maintain a leverage ratio of not more than 4.50 to 1.00 at all times and an interest coverage ratio of not less than 3.50 to 1.00 at the end of any fiscal quarter.

In the event of a default by the Partnership under the credit agreement, including cross-defaults relating to specified other debt of the Partnership or its significant subsidiaries in excess of $15 million, the lenders may declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the credit agreement or applicable law. For events of default relating to insolvency, bankruptcy or receivership, the amounts outstanding become payable immediately.

Amendment to JPMorgan Credit Agreement

On March 31, 2006, the Partnership entered into an amendment to its credit agreement with JPMorgan Chase Bank, National Association. This amendment permits the Partnership to incur up to $310 million of debt under the credit agreement described above as long as this debt and the debt under the JPMorgan credit facility have the same seniority with respect to right of payment. In addition, this amendment modified the maximum leverage ratio permitted under this credit facility to provide that, as at the last day of the first, second and third quarters of 2006, the Company shall not permit its total debt to be greater than the lesser of (i) 56.5% of capitalization or (ii) 5 times consolidated adjusted EBITDA for the four quarter period then ended. Commencing on the last day of the fourth quarter of 2006, the maximum leverage ratio reverts to the existing ratio, which is the lesser of (i) 35% of capitalization or (ii) 2.5 times consolidated adjusted EBITDA.

The agents and certain lenders under the credit facilities described above and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the Partnership. These parties have received, and may in the future receive, customary compensation from the Partnership for such services.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 with respect to the $310 million credit agreement dated as of March 31, 2006 is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

23.1	Consent of KPMG LLP with respect to the financial statements of TC PipeLines, LP.

23.2	Consent of KPMG LLP with respect to the financial statements of Northern Border Pipeline Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP
by: TC PipeLines GP, Inc.,
its general partner

By:	/s/ Amy W. Leong
Amy W. Leong
Controller

Dated:  April 6, 2006

Exhibit No.	Description

23.1	Consent of KPMG LLP with respect to the financial statements of TC PipeLines, LP

23.2	Consent of KPMG LLP with respect to the financial statements of Northern Border Pipeline Company